Exhibit 10.1

October 5, 2026

Kevin Lobo

Subj:	Appointment and Compensation Changes

Dear Kevin,

It is with pleasure that I confirm your appointment to Executive Chair, effective January 1, 2027. A summary of the compensation package related to your new role is as follows:

Annualized Base Salary and Bonus Target

•	Your annualized Base Salary will remain $1,550,000.

•	Your annualized Bonus Target will remain $2,325,000 (150% of your annualized Base Salary).

Stock Awards

•	You will not be eligible to receive any new stock awards while serving as Executive Chair.

Your compensation will continue to be governed by the Company’s applicable policies, terms, and conditions. You will also continue to be eligible to participate in the Company’s employee benefit plans and programs, subject to the terms and conditions of those plans and programs, as amended from time to time.

As you already work for Stryker, you understand that by accepting this position, other provisions of your employment relationship with Stryker will continue in effect, meaning that you agree to abide by the requirements and guidelines set forth in Stryker’s Code of Conduct and other policies (including but not limited to guidelines concerning Conflicts of Interest), Stryker’s Employee Handbook and the terms of Stryker’s Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement that you signed. You also acknowledge that you are aware of Stryker’s at-will employment relationship with you.

On behalf of the Board, thank you for your leadership and significant contributions since becoming Stryker’s Chief Executive Officer in October 2012. I look forward to your continued contributions as Executive Chair and to Stryker’s ongoing success.

Sincerely,

/s/ Sherilyn S. McCoy
Sherilyn S. McCoy
Lead Independent Director

I accept this offer of employment with Stryker and agree to the terms and conditions outlined in this letter:

/s/ Kevin A. Lobo
Kevin A. Lobo

October 5, 2026

Date